Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 16, 2020

Registration Statement No. 333-220233-10

$800+ million GM Financial Consumer Automobile Receivables Trust (GMCAR) 2020-2

Joint Bookrunners:	RBC (str), BMO, Barclays, JPM
Co-managers (Class A):	CIBC, Credit Ag, DB, Mizuho, MUFG

CLS	SIZE ($MM)	WAL	S/F	P. WIN	E.FNL	L.FNL	BNCH SPRD		YLD%	CPN%	$Px
A-1	145.00	0.21	A-1+/F1+	1-6	10/20	04/21	iLib+	20	1.25869		100.00000
A-2-A	221.38	1.02	AAA/AAA	6-20	12/21	03/23	EDSF+	105	1.509	1.50	99.99568
A-2-B	60.00	1.02	AAA/AAA	6-20	12/21	03/23	1mL+	105	1mL+105		100.00000
A-3	281.38	2.42	AAA/AAA	20-41	09/23	12/24	iSwp+	110	1.497	1.49	99.99443
A-4	57.39	3.58	AAA/AAA	41-44	12/23	08/25	iSwp+	135	1.753	1.74	99.97703
B	12.99	3.65	AA/AA	44-44	12/23	08/25	iSwp+	215	2.554	2.54	99.99824
C	12.19	3.65	A/A	44-44	12/23	08/25	iSwp+	323	3.634	3.60	99.97689
D	10.15		<RETAINED>

Expected Pricing :	*Priced*	Ticker :	GMCAR 2020-2
Expected Settle :	04/22/20	Registration :	Public/SEC Registered
First Payment :	05/18/20	ERISA Eligible :	Yes
Expected Ratings :	S&P, Fitch	Pxing Speed :	1.30% ABS to 10% Call
Bill & Deliver :	RBC	Min Denoms :	$1k x $1k

CUSIPs A-1 : 36258V AA2

A-2-A : 36258V AB0

A-2-B : 36258V AC8

A-3 : 36258V AD6

A-4 : 36258V AE4

B : 36258V AF1

C : 36258V AG9

Available Materials

- Preliminary Prospectus, Free Writing Prospectus

- Intex CDI

- Intexnet dealname : “rbcgmar202”; password: “V344”

- www.dealroadshow.com; password “GMCAR202”

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.